Exhibit 99.1

Contact:

Jerry Goldstein, CEO

or Lisa Gordon, Investor Relations

Advanced Magnetics, Inc.

(617) 497-2070

For Immediate Release

ADVANCED MAGNETICS, INC. REPORTS RESULTS FOR THE THIRD FISCAL QUARTER AND NINE MONTHS ENDED JUNE 30, 2003

Cambridge, Massachusetts, July 16, 2003 — Advanced Magnetics, Inc. (AMEX: AVM) today announced its operating results and revenues for the third fiscal quarter and nine months ended June 30, 2003.  Revenues for the quarter were $1,429,046 as compared to revenues of $1,136,636 for the same quarter in fiscal 2002.  There was a net profit of $664,432, or $0.10 per share, for the quarter as compared to a net loss of ($125,554), or ($0.02) per share, for the third fiscal quarter of 2002.  The increase in revenue is primarily attributable to an increase in product sales to our marketing partners, which are highly variable from quarter to quarter.

Revenues for the nine-month period ended June 30, 2003 were $3,998,788 as compared to revenues of $4,686,011 for the same period in fiscal 2002.  The net loss for the nine-month period was ($348,607), or ($0.05) per share, as compared to a net profit of $671,375, or $0.10 per share, for the same period in fiscal 2002.  The decrease in revenue in the nine-month period is primarily attributable to a decrease in product sales to our marketing partners during this period.

“This is a very exciting time for the Company,” stated Jerome Goldstein, Chairman and CEO.  “The publication this quarter of a study in the New England Journal of Medicine showing that our lead product, Combidex®, aids in the non-invasive diagnosis of otherwise undetectable metastatic prostate cancer was a great validation of our technology platform.  Additional data presented this week at the 11th scientific meeting and exhibition of the International Society for Magnetic Resonance in Medicine further supports the potential role of Combidex in diagnosing lymph node metastases.  Also presented at this meeting were data demonstrating the potential utility of ferumoxytol (Code 7228), our next-generation product in the development pipeline, in cardiovascular imaging in contrast-enhanced magnetic resonance angiography (MRA).”  Mr. Goldstein continued: “in addition, since the end of the quarter we raised $10 million through the private placement of our common stock, the proceeds of which will provide us greater flexibility in achieving our current business objectives.”

Combidex has received an approvable letter, subject to certain conditions, from the U.S. Food and Drug Administration (FDA) for use in the diagnosis of lymph node metastases. We continue to work with the FDA to resolve the outstanding issues from the approvable letter in an effort to bring Combidex to market.

Ferumoxytol is in Phase II clinical trials for use as a contrast agent in MRA and in exploratory studies for the imaging of vulnerable plaque.  Ferumoxytol is also in Phase II clinical trials for use as an iron replacement therapeutic in patients with chronic kidney disease who are receiving erythropoietin therapy.  We anticipate that Phase III clinical trials will begin in late 2003 or 2004.

Advanced Magnetics, Inc. is the premier developer of superparamagnetic iron oxide nanoparticles used in pharmaceutical products.  As a leader in its field, Advanced Magnetics is dedicated to the development and commercialization of its proprietary nanoparticle technology for use in therapeutic iron compounds to treat anemia, as well as novel imaging agents to aid in the diagnosis of cardiovascular disease and cancer. For more information about Advanced Magnetics, please visit the company’s website at www.advancedmagnetics.com, which is not part of this press release.

This document contains forward-looking statements.  Any statements contained in this press release that do not describe historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.  Such risks and uncertainties include the following: the timing and results of product development efforts with respect to ferumoxytol; uncertainties regarding clinical studies; uncertainties related to the Company’s ability to resolve the outstanding issues from the approvable letter received from the FDA for Combidex; the timing and results of FDA actions regarding Combidex and ferumoxytol; uncertainties relating to the cyclical nature of our product sales cycles; uneven demand for our products by end users; the timing of recognition of deferred revenue which is affected by the performance of our obligations under our license agreements; fluctuations in the equity markets; uncertainties relating to patents and proprietary rights; and other risks identified in Advanced Magnetics, Inc.’s Securities and Exchange Commission filings.  The Company cautions readers not to place undue reliance on any forward-looking statements which speak only as of the date they are made.  Advanced Magnetics disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

- financial table to follow -

Advanced Magnetics, Inc.

CONDENSED INCOME STATEMENT FOR THE THREE-MONTH

AND NINE-MONTH PERIODS ENDED JUNE 30, 2003

(unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2003	2002	2003	2002
Revenues	$1,429,046	$1,136,636	$3,998,788	$4,686,011
Costs and expenses	(1,512,321)	(1,596,787)	(4,890,178)	(4,760,278)
Other income (expense)*	747,707	334,597	418,031	745,642
Income (loss) before income tax refund	664,432	(125,554)	(473,359)	671,375
Income tax refund	—	—	124,752	—
Net income (loss)	$664,432	$(125,554)	$(348,607)	$671,375
Income (loss) per share:
Basic	$0.10	$(0.02)	$(0.05)	$0.10
Diluted	$0.10	$(0.02)	$(0.05)	$0.10
Weighted average shares outstanding:
Basic	6,670,510	6,636,144	6,661,314	6,634,795
Diluted	6,894,324	6,636,144	6,661,314	6,687,208

* Other income (expense) includes interest and dividend income and net gains (losses) on sales of securities.

BALANCE SHEET DATA

	6/30/03	9/30/02
Working capital	$12,997,541	$14,233,904
Total assets	$21,037,845	$22,484,002
Shareholders’ equity	$11,785,804	$10,650,267